UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 19, 2012 (Date of earliest event reported)

SILVER DRAGON RESOURCES INC.
(Exact name of registrant as specified in its charter)

0-29657 (Commission File Number)

Delaware	33-0727323
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

200 Davenport Road
Toronto, Ontario, M5R 1J2
(Address of Principal Executive Offices) (Zip Code)

(416) 223-8500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 19, 2012, by resolution and without a written agreement, the Board of Directors (“Board”) of Silver Dragon Resources Inc. (the “Company”) approved a loan facility pursuant to which Travellers International Inc., an Ontario corporation (the “Creditor”), a company controlled by the Company’s President & Chief Executive Officer, Marc Hazout, has made certain historical loans to or for the benefit of the Company and may in the future make future loans to or for the benefit of the Company. The Board resolved (1) to treat all historical loans, and any potential future loans, as unsecured, due on demand and non-interest bearing and (2) to retain the discretion to terminate its prospective approval of potential future loans at any time.

As of November 23, 2012, the amounts loaned by the Creditor and repaid by the Company are as set forth below (all amounts in Canadian dollars).

Date	Loan Amount Advanced	Loan Amount Repaid
August 15, 2012	4,000.00
August 16, 2012		4,000.00
August 17, 2012	1,000.00
August 21, 2012	4,600.00
August 23, 2012		5,600.00
September 27, 2012	5,000.00
September 27, 2012	15,000.00
October 4, 2012	5,000.00
October 18, 2012		3,000.00
November 1, 2012	52,000.00
November 15, 2012	6,000.00
November 19, 2012	8,500.00
November 22, 2012	2,000.00

As of November 23, 2012, the net amount of loans outstanding was CDN$90,500, or approximately US$91,166 based on the noon exchange rate reported by the Bank of Canada on November 23, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER DRAGON RESOURCES INC.

Date: November 26, 2012	/s/ Marc Hazout
By: Marc Hazout, President & CEO